Syntroleum Corporation
First Quarter Results Conference Call
May 9, 2013

Operator: Good morning and welcome to the Syntroleum Corporation First Quarter Results Conference Call.

All participants will be in a listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today’s presentations, there will be an opportunity to ask questions. To ask a question you may press star then one on your touch tone phones. To withdraw your question please press star then two. Please note this event is being recorded.

I would now like to turn the conference over to Ms. Karen Power, Senior Vice President. Ms. Power please go ahead.

Karen Power: Thank you for joining us today. Remarks for today’s call will be presented by Karen Power, Senior Vice President, Principal Financial Officer, Syntroleum’s President and Chief Executive Officer, Gary Roth and Ron Stinebaugh, Senior Vice President of Finance.

Before we begin our remarks, I would like to remind everyone that during this call, we will make certain forward looking statements as well as use historical information. Words such as believe, estimate, expect, intend, plan, anticipate, could, should or suggest are intended to identify forward looking statements. Although Syntroleum believes that expectations reflected in these forward looking statements are reasonable these statements involve risks and uncertainties. Future results may differ materially from those projected in these forward looking statements. You are encouraged to refer to our SEC filings including our most recent Annual Report on form 10-K for a full disclosure of these risks and uncertainties.

We apologize for the technical difficulties experienced during our last conference call which have been corrected. We appreciate the constructive feedback from many of our shareholders. Additionally, we have prepared responses to 22 shareholder questions at the end of this call.

Syntroleum’s net income was $11 million or $1.15 per share for the three months ended March 31st, 2013 compared to a net loss of 1.9 million or $0.20 per share for the corresponding period in 2012. The financial statements for all prior periods have been retro-actively adjusted to reflect the April 11th, 2013 one for ten reverse stock-split of the Company stocks.

For the quarter ended March 31st, 2013, the Company reported an operating loss of $2 million resulting from total revenues of 899,000 and operating expenses of 2.9 million. Equity in earnings of Dynamic Fuels for the quarter ended March 31, 2013 was 6.7 million which includes 12.6 million in gains from the dollar tax credit. Net of 5.9 million from Dynamic Fuels operating losses for the first quarter ended December 31st, 2012. We have accounted for the retro-active restatement of the dollar tax credit in the current quarter.

Income from discontinued operations for the current quarter includes 5.8 million in proceeds from the sale of our pilot plant and 603,000 from accrued asset retirement obligations.

As of March 31st, 2013 Syntroleum’s available cash balance was 14.9 million. On April 12th, 2013 we received 9 million in funds from the IRS related to the dollar tax credit resulting in current cash of approximately 23.9 million. During the quarter ended March 31st, 2013, Syntroleum and Tyson each made additional equity contributions of 1.7 million and working capital loans of 4 million to Dynamic Fuels to fund operations.

Now I turn the call over to Gary Roth.

Edward G. (Gary) Roth: Thanks Karen. I’m going to discuss the status of the Dynamic Fuels Geismar Plant plus a review of a few key highlights.

We anticipate a re-start of the Geismar Plant in mid to late July. Our reasoning for the start date is as follows. We ordered a new catalyst in February for which we have now confirmed delivery in late June and we expect an increase in our diesel yields from an average of 80% to 88%. Had we been using our new catalyst in 2012, Dynamic Fuels would have had revenues per gallon of $4.55 versus $4.09 resulting in 13 million in increased revenue.

Rather than interrupt the feed stock supply chain, we believe the better alternative is to defer operations until installation of the new catalyst. We believe the fundamentals of our renewable fuels industry to be attractive given the current prices for refined products, RINS and feed stock as well as our full year outlook for RIN values. Obligated parties are able to use D4 biomass based diesel RINs for advanced bio fuel and corn ethanol compliance. We now believe there will be sustained economics in the current regulatory environment.

We continue to expend significant technical managerial time on our natural gas to liquids technologies, pursuing an integrated field to small scale GTL plant concept and finally we are advancing our research and development work on our phase change material, taking this product from laboratory to commercial offerings.

I am now going to turn the call over to Ron Stinebaugh who will review the Renewable Fuels Industry, our GTL initiative and the current status of our PCM efforts in greater detail.

Ronald E. Stinebaugh: Thanks Gary. In our view, the simplest way to gauge the overall health of the biomass based diesel industry is to look at the margins for a soy biodiesel plant. When soy biodiesel is profitable, our industry is doing well and when they are negative, our industry is not.

Iowa State University publishes monthly soy biodiesel economics and according to their data, published on April 5th, 2013, soy biodiesel margins went negative in July of 2012 and remained negative through January of 2013, averaging a loss of $0.19 per gallon. Soy margins turned positive in February 2013 at $0.07 per gallon and $0.23 per gallon in March. Given Dynamic Fuels ability to utilize lower cost feed stock, we calculate current cash margins using the new catalyst, yellow grease prices and petroleum and product and RIN prices as of May 6th, 2013 to be approximately $0.78 per gallon. However, in 2012, after positive margins in the first half of the year, margins turned negative for the full second half of 2012. Therefore, the question remains; will these market conditions repeat in 2013?

Our opinion is that demand for biomass based diesel D4 RINs for the balance of 2013 and 2014 will remain consistent with current market conditions, given the total RFS2 mandate of 16.55 billion RINs for 2013 and 18.15 billion RINs for 2014. During March 2012, total RINs reported by the EPA for the entire RFS2 pool was 22% of the 2013 mandate compared to 25% of the 2012 mandate. If we project the March RIN generation rate for the balance of 2013, 94% of the 2013 mandate will be met.

As we move into 2014, if EPA affirms the 2014 RIN mandate, the March 2013 run rate for a full year will be 84% of the 2014 mandate. Therefore, we do not expect a return to the negative margins that the industry witnessed last year due to a sharp fall in RIN prices.

We are focusing significant management time on advancing a concept of a project integrating a 4,000 to 5,000 barrel per day GTL plant to a natural gas field. In an integrated project, the cost of the gas is the cost of drilling and operating the wells. Typically, but depending on the play, acreage and drilling costs for dry gas are about $1.00 per mcf and operating costs are another $1 per mcf. Therefore, at an 11 mcf per barrel conversion ratio, synthetic hydro carbons would be produced at about a $22 per barrel feed stock cost.

We believe an integrated project is financeable for the following reasons. It mitigates the collateral required for hedges locking the spread of natural gas to refined product. Natural gas production supports the project returns in the early years and it reduces working capital requirements. If gas prices remain at current levels, then the GTL plant provides the means to upgrade natural gas to oil equivalent values. If gas prices spike, then the integrated project has the option to sell natural gas instead of liquids.

On April 9, 2013, the potential gas committee released their report for year-end 2012 with an estimate of 2,384 trillion cubic feet of technically recoverable natural gas. This combined with a total U.S. proved gas reserves of 305 trillion cubic feet is a supply of 105 years. Currently the Bakers Hughes natural gas rig count is 354 rigs down from a peak of 1,606 rigs in September of 2008.

We believe the inventory of natural gas drilling locations is so large that as soon as gas price moves to $5 or above, drilling rigs will return to natural gas, increasing supply and thus moderating price.

We completed the DOE supported phase of our PCM initiative in December of 2012. During that phase, we demonstrated all the steps in producing a low cost PCM product for the energy efficient buildings market. The first step of the process is direct conversion of vegetable oils into PCM paraffin. We then used conventional plastic compounding equipment to make an ignition resistant coated pellet product. Field testing of our PCM pellet product was completed at Oakridge National Laboratories. Economic modeling was conducted by Fraunhofer CSE and based on this analysis a payback period of eight to 16 years is expected for retrofit projects involving addition of PCM pellets to attic insulation. which are typical payouts expected in the building industry.

We have also produced proto types of our PCM in sheet form. For example; PCM sheets can be placed between wall board and as tile components or as part of thermal energy storage modules. The critical learning (ph) is that composite sheets do no impact production of conventional building materials, allowing us to commercialize stand-alone products.

Our patent pending PCM inventions have attracted interest of both commercial and non-profit organizations involved in energy efficient building design.

Now I will turn the call over to Gary Roth for some concluding comments.

Edward G. (Gary) Roth: Thanks Ron. Let me review the key points of our prepared comments today. Syntroleum anticipates restart of the Geismar Plant in mid to late July with a new catalyst. The current economic environment for renewable diesel production is favorable but more importantly, current production seems to be consistent with regulatory requirements.

We’ve regained listing compliance on the NASDAQ. We have approximately $24 million of cash. We are focusing significant management time on integrated GTL concept and have field level economics in multiple basins from which field development and business plans are being prepared. We continue to make advances on our Phase Change material development in commercialization efforts.

Thank you for your attendance today. I will now turn the call back to Ron Stinebaugh for review of our prepared responses to questions we received during the quarter. Ron.

Ronald E. Stinebaugh: Thanks again Gary.

Question number one: Why is it taking so long to restart the plant? Given the negative margin market conditions for the second half of 2012 and the early and the first quarter of this year, we felt it essential to be cautious. As these uncertainties have been resolved, including receipt of our tax refund, and sale of our FT Pilot Plant, we believe market conditions favor restarting the plant.

Question number two: How do March (ph) renewable fuel and RIN generation compare to historical values? The EMTS reported 127 million gallons of biomass based diesel in March 2013 which is the second highest reported. The maximum reported was 166 million gallons in December of 2011. Corn ethanol reported 1 billion gallons for March which compares to the highest level of 1.2 billion gallons in March of 2011 and D5 RIN generation, which has typically been imports of sugar cane ethanol, was 46 million gallons compared to a high of 112 million gallons in November of 2012.

Question number three: If the highest values occur again, how does this impact the RIN market? We calculate that if the industry ran at the highest recorded rates for the balance of the year, the total RINs generated would be 107% of the 2013 mandate. However, if the 10% ethanol blend wall occurs as expected, total RINs generated are estimated to be 94% of the mandate.

Question number four: What is the cost of a new catalyst? The net cost is approximately 3 million.

Question number five: whose catalyst is it? The catalyst is a proprietary formulation which has been tested by Syntroleum for renewable applications.

Question number six: Has the full tax refund been received? Syntroleum has received its 9 million. Dynamic Fuels has applied for its 7 million and is awaiting payment from the IRS.

Question number seven: Has receipt of the tax refund been a factor as to why the plant has not been restarted? There have been a number of factors that have influenced the decision to operate the plant, only one of which relates to the tax refund.

Question number eight: What has been the monthly cost of keeping the plant in standby mode? Approximately 2 million per month or 1 million to Syntroleum’s interest.

Question number nine: What is the current average feed stock price in the market today? According the Jacobson (ph), as of May 7th, yellow grease was $0.40, edible tallow, $0.43, inedible tallow, $0.41.5, inedible corn oil, $.36.25 and poultry fat was $.038 per pound.

Question number 10: Can you explain why it requires up to 20 million in working capital to restart the plant? This sounds like a lot of money for restart alone. This is the cost of feed stock with which to fill, not only the plant, but the logistics train (ph). At design rates, the plant uses approximately 1.6 million pounds per day. Given current market pricing, building a 30 day supply chain results in a 20 million working capital requirement.

Question number 11: What is the status of the solvent recycle pump? The pump is on schedule for delivery in October.

Question number 12: Are there any plant process issues that could prevent restart? Not that we are aware of.

Question number 13: What do expect plant uptime to be going forward? We believe we have implemented or are implementing solutions to address the major issues we have learned by running the plant. While we do not give guidance, we are optimistic about the future uptime of the plant.

Question number 14: Has management examined the shifting of the quarterly reporting period, such that there is no longer a three month lag? We have reviewed this issue in detail and have not found a cost effective solution.

Question number 15: What is the impact of Dynamic Fuels on the CME Group beginning RINs futures contracts on May 13th? We are pleased to see these new financial instruments but we will have to see how the markets trade on this information.

Question number 16: What is the status of the patent disputes with Neste? Given the nature of the legal system, our communications regarding these matters are directed by counsel. At this time we have no new information.

Question number 17: What is the GTL status? Are you still optimistic about economics and potential partners? We are optimistic about GTL fundamental economics, access to natural gas and the financing of a small scale plant.

Question number 18: With your integrated GTL concept, do you envision acquiring natural gas reserves? There have been several recent announced sales of gas acreage and sale plays ranging from $550 to $875 per acre which equates to pennies per mcf of potential gas reserves. With natural gas acreage at these levels, the most cost effective way to manage gas to oil, spread risk, is ownership of the reserves. There are a number of ways to do this which could range from partnering with upstream companies, net back pricing mechanisms, joint ventures and purchase of acreage, to name a few.

Question number 19: Are there any anticipated GTL engineering revenues which can be conveyed to shareholders? We expect that we will generate engineering revenues related to our GTL activities consistent with the model utilized to develop Geismar.

Question number 20: When do you expect to commercialize PCM? Given that we have passed a certain ASTM fire test and have manufactured very stable forms, and have our patent applications in place, we are on a path to commercialization.

Question number 21: Have you considered converting Geismar to PCM if there is a real concern about the long-run economics for renewable diesel? Geismar can make PCM as configured.

Question number 22: Why does Syntroleum not engage in more IR and PR? We have chosen to manage our budget frugally. With financial success, we would consider allocating additional funds to IR and PR purposes.

That concludes our prepared responses to selective questions. We will now open the call up for additional questions. Amy please queue the questions. Thank you.

Operator: Thank you. We will now begin the question and answer session. To ask a question, you may press star, then one on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star, then two. At this time, we will pause momentarily to assemble our roster.

Our first question is from Luis Navarro, a Private Investor. Go ahead please.

Luis Navarro: Good morning, Mr. Roth, and Company. I’d like to thank you for this great cc today. It gave us a lot more information—a lot more than I think most of the Investor community for SYNM expected. My question is: Do you have any additional information with the business relationships with Sinopec and Sasol?

Edward G. (Gary) Roth: Okay, first taking Sinopec. Sinopec continues to run our facility and gather data in China. We have annual conferences in which we exchange data. They continue to manufacture our catalyst and work on those and we get those learning’s back and forth. So far, the catalyst performance has been as expected and we’ve seen only minor changes we would make typically to metallurgy in terms of the GTL facility. So it’s up and running. It’s on recycled syngas and results are consistent with what we saw here.

In terms of Sasol, we continue to supply labor support for them at the Tulsa pilot plant and assist for them in terms of engineering support in the R&D effort.

Luis Navarro: Thank you.

Operator: Our next question is from Daniel Lampitt, an Investor. Go ahead please.

Daniel Lampitt: Good morning. Could you discuss how practical it would be technically and financially to modify the dynamic fuel plant to also accept natural gas as a feed stock?

Edward G. (Gary) Roth: At Dynamic Fuels, what we have is, we have three basic pieces of gas to liquids. One is conversion of natural gas with the creation of syngas. The second piece is the FT reactor in which we convert synthesis gas to FT wax, candle wax, and the third piece is the conversion of the FT wax to finished products. Geismar uses the same technology in the conversion of animal fats as we use in the conversion of Fischer-Tropsch wax. So in our mind we have demonstrated technically one of the three pieces.

Syngas generation is a commodity. If I remember right, currently there’s about 38 plants in the United States that convert natural gas to Syngas, so you can buy that readily, so we could convert Geismer to GTL. It would have the additions of the FT reactor and we would purchase synthesis gas as a commodity.

Operator: Our next question is from Brian Hatch. Go ahead, please.

Brian Hatch: In the financial statement, you said you took the retroactive payments from the third quarter of this year as well as the first quarter from the joint venture. If you—doesn’t that distort the results for Syntroleum and what would it have been if you’d only taken one quarter’s pass (ph) through from the joint venture?

Karen Power: According to—this is Karen—according to GAAP, when an event is known, that is when you recognize it and that is why we recognize it in Syntroleum’s first quarter. Yes, it was from the prior year of Dynamic Fuels. Dynamic Fuels is also recognizing those tax payments in its current year of 2013 as the payments are received. So we both are accounting for the credits in accordance with GAAP.

Brian Hatch:	Okay, thank you.
Operator:	Our next question is from Jack Bean, Investor.

Jack Bean: Yes, good morning. I was wondering if you might be able to comment on any collaboration you have with the Navy in regards to follow-on orders or their desire to purchase more product as they did when they purchased the 450,000 gallons from Syntroleum earlier? Or Dynamic Fuels?

Edward G. (Gary) Roth: So we’ve supplied the research volumes for Navy both the marine diesel and the jet fuel. And one of the purposes of that was to allow them to then generate the documents of commerce, how to make those products a commercial offering. So we’re waiting for the Navy to finish—publish those documents. Once those documents are published, the marine diesel and jet fuel renewable, marine diesel and jet fuel should be items of commerce and we would expect to be able to bid for those contracts as soon as those documents are published. We would anticipate them in the first half of this year.

Jack Bean: Okay is there any collaboration—my understanding is the Navy is interested in helping incentivize private industry with some grants. I was wondering if you’ve applied for any of the grants at all?

Edward G. (Gary) Roth: What we’re waiting for is, again, the publication of the documents of commerce. Those—generally the grants are relatively small grants, but in the end your product has to be commercially priced and it has to be drop-in. So we meet those two criteria, what we need to do is have those items from the Navy research to the procurement departments and then we’ll be able to participate in that bidding process.

Jack Bean: Okay, thank you. Do you anticipate any change in the maybe ability for Congress to approve long-term contracts for DOD purchases for out to 10-year contracts which would help incentivize private sector in production?

Edward G. (Gary) Roth: Those are difficult questions. The Navy has worked to combine USDA with the procurement. What has always been missing is the RINs. How does one lock the prices of the RINs? So one could fix the supply contract at a price. One could fix feed stocks, primarily soy at a price. You could have an off take at a price, but we were unable to fix the RIN. So that’s why we’re very pleased to see RIN trading on the CME. We watch it keenly because once that commercial tool becomes available, one would be able to entertain a long-term contract. So it is an enabling financial instrument.

Jack Bean: Okay. Thank you.

Operator: The next question is from John Anderson, an Investor. Go ahead please.

John Anderson: Yes, thank you for taking my call. I have kind of a two-part question if you’ll indulge me. One struck me when—I think it was a comment Karen made, that you have received your portion of the tax credit but Dynamic Fuels hasn’t and I guess some of us who follow this were under the impression that Dynamic Fuels would be applying for all the tax credit and then feed the money back to Tyson and you. So can you explain the logistics of that?

Karen Power: This is Karen again. When the government, the IRS proposed the rules to receive the refund, Dynamic Fuels was not able to get all the money because some of our fuel is tax exempt, and so Dynamic Fuels was only able to receive directly from the IRS the amount of excise tax that they had already paid.

In addition, because the forms that you could file to get the money had already transpired the closing time, it had to flow directly to the owners. They changed the rule from the way it was done in 2011 where Dynamic could get all the money directly.

John Anderson:	So—and Dynamic is still expecting 6 million?
Karen Power:	Yes, a little over 7 million in total.
John Anderson:	Now does that reduce to 20 for the restart?
Edward G. (Gary) Roth:	It would be offsetting to the 20, correct.
Karen Power:	Right.

John Anderson: Okay, and then my last question was just about your cash position. Presumably even though you’re very optimistic about GTL and PCM you don’t expect any significant revenue from them any time soon, how do you feel about your cash position going forward given you won’t be receiving any—optimistically, any revenue from Dynamic Fuels until September, if I’m doing the math right?

Edward G. (Gary) Roth: We’re always (inaudible) our cash. We need to look at it very closely, but we feel good to the end of the year given our current level of cash.

John Anderson: Thanks and thanks again for all the questions you’ve been answering during this call. It’s definitely makes—reduces anxiety in the investment community.

Edward G. (Gary) Roth: Thank you very much.

Operator: Our next question is from John Smith, with, excuse me, John Smith with Smith Investors.

John Smith: Hi. Thanks for taking my call, I just had a couple of questions. First it’s great that the plant is reopening and you’ve given a solid timeline. I’m just wondering if you can give a bit more detail on a timeline of how that happened and I missed just the very beginning of the call, you might have gone over it, but I know a catalyst change is involved here. Was that decision just made recently and does that contribute to the fact that we have to wait another 10 weeks for the plant to reopen, or was that only—could you only move to the catalyst change after you decided to reopen, because it is a pretty large gap remaining here, until the plant reopens? Secondly, I know you have swamp (ph) out the swamp and recycled pump, will that detail another plant shutdown? And thirdly, just as a follow-up to a previous question: Specifically in terms of the Navy and bio fuels there’s a $510 million program that was announced. Is that the program you’re referring to when you said you’re waiting for the commercial papers to be released and will that be the program you are applying to? Thank you.

Edward G. (Gary) Roth: Okay, as Ron pointed out there were a number of risk factors beginning in the first quarter of the year. Those included the margins were negative for six months of last year, whether or not the dollar was going to come in, if it did how the IRS handle the dollar, when would there be payment made given the budget deficit issues, what would be new mandate for the RIN values, were are ethanol RINs going to be curtailed based on the blend wall, our sale of the Tulsa pilot plant.

So, there were a number of risk factors associated with restarting. One of the ways to mitigate those risk factors was an improved process design, and as Ron pointed out there’s a significant improvement as we move to diesel. Diesel is at D4 RIN, D4 RIN has been called kind of the type O blood of RINs because it can substitute for the D5s and D6s.

So, independent of the risk factors we all knew that internally that different catalyst, this improved catalyst, would improve plant economics and we moved forward on analyzing and testing that catalyst. Order has been placed, the order is—the product is produced in the United States and we now have confirmed our manufacturing slot.

So those were the decision processes that led up to ordering the catalyst, and then the other decision process is do we restart or interrupt the supply chain or wait until this catalyst arrives and then come up with a clean and sustained and hopefully a sustained restarting. That’s our recommendation—Syntroleum’s recommendation.

As for the solvent (ph) recycle pump, we still expect an October delivery. We would anticipate the solvent recycle pump, the new one, would be installed during the normal course of an annual or biannual turn around.

Our current pump works, it just doesn’t have the stability and the reliability that we would like and that justifies the replacement with the new solvent recycle pump.

As for the Navy, what we are hoping for this year are commercial documents that allow marine diesel specifically to be an item of commerce, meaning that we would able—we would able to bid our marine diesel, Dynamic Fuel would, just like any other diesel product, not R&D, not monies that would be subject to annuals reviews or—so what we want to be as an item of commerce with the military and that’s our goal.

John Smith: So just a follow up on that, you confirmed that you did not apply for the $510 million program that was to lead—with grants for new plants, is that something you are not interested in?

Edward G. (Gary) Roth: The $510 million, unless it’s changed recently, has not been funded. It was a three-party—a three-agency pool of funds. We looked at it quite in detail last year. And it never got funded. So the monies were not available. Additionally there was an extensive amount of work to apply for it. Basically, you had to do FEED engineering. We anticipated those costs were up to $10 million. So it didn’t make sense for us, at the time, to invest that kind of money on a program that was not fully funded.

John Smith: Okay, and just on that subject, in terms of a second plant, obviously I think we want to get the first plant up and running, but assuming that it goes well, what would it take for a decision to be made about a second plant at any point in the future?

Edward G. (Gary) Roth: That’s just—that’s a hard question. I think we’ll just run the one we’ve got would be our recommendation for the time being.

John Smith: Okay, so we wouldn’t expect that in the mid-term I guess?

Edward G. (Gary) Roth: I think we just need to focus on running what we’ve got, and will be, of course, one of the biggest problem is, is regulatory environment. What’s going to happen next year? This is a year-to-year renewal. We really don’t have a planning tool today based on the current regulatory environment. We would expect some stabilization of that.

John Smith: Okay, got it. Thank you for taking my question and thanks for releasing the (inaudible) reopen. I know that allayed a lot of fears on the part of investors, so thank you for that.

Operator: Again if you have a question, please press star then one on your touchtone phone. Our next question is a follow-up from Luis Navarro.

Luis Navarro: Good morning, again. I’m very pleased with your answers this week and I can’t thank you enough for your efforts there in Tulsa and Geismar. I think one of the terms that we speak to on this conference call is the program (ph) from the Navy with publishing of the commercial documents. Often a theme for this—the main facilitator’s the Pentagon through their Title III Program. With the new Secretary of Defense, he supports—continues the support of that program. Are you confident that if that program does materialize that the $10 million necessary for a flow of feed stock investment would be something that you would pursue?

Edward G. (Gary) Roth: What the Navy—what our understanding of what the Navy wants and will only purchase are commercial prices volumes and drop-in fuels. Those are the two things when we cut through the legislative discussions and the press releases, those are the two things that we focus on based on what Navy procurement is telling us.

To make those things happen, we need a commercial or an item of commerce, a document that says, “these are the commercial specifications, they’re no longer renewable.” And those are things we’re waiting for. Now the terms and conditions of those contracts can vary, but until such time as it becomes an item of commerce, we really just need to wait and see on how the contracts will evolve around those items of commerce.

Luis Navarro: Thank you Mr. Roth. Thank you for your patience with us investing partners with you and thanks again.

Edward G. (Gary) Roth:	Thank you very much.
Operator:	Our next question is from Ezra Bernz, Investor. Go ahead.

Ezra Bernz: Thank you guys for taking our calls and letting the general investing public ask questions. My question is about PCM. Did you—what did you find in your studies would be the peak efficiency and cost savings with using PCM? And, also, you guys had slides for Naptha RINs, what’s happening with that—that’s 50%, that $0.50 RIN...

Edward G. (Gary) Roth: Okay. PCM, from our analysis looks like peak—and you talked about peak energy savings, are about 42%. That would be an expectation related to roofing insulation where we use our pellets. Now, what we have found out is that the best thing—the best product that we can manufacture is a product that stands alone from existing infrastructure and production. For example incorporating the pellets into wallboard requires the wallboard manufacturer to modify his production line.

We have developed PCM sheets, and in doing that the wallboard manufacturer becomes independent from the sheet manufacturing so he puts up his wallboard, we put up our sheet, he puts up his secondary wallboard and we’re stand alone. So a lot of the learning’s from our grant to date has been what is a commercial product and—which is just an important about how to manufacture commercial product.

We’ve also have passed a fire test; our methods of production we believe will allow us to have a UL listed, an ASTM listed offering.

On terms of a cost savings of PCM, we’ve seen anywhere between 8 and 16% savings. That doesn’t include savings associated with peak, power costs, daytime power versus off-peak nighttime power cost.

Naptha RINs are in the engineering process but that has been up to a two-year term to get those RINs.

Ezra Bernz: Thank you so much and just a follow-up. What’s the timeframe you would feel that you could get PCN running with another manufacturer, and is there anything with the government? I know the government was very interested in building envelopes that save energy. Is there anything—what’s your timeframe in getting this up and going?

Edward G. (Gary) Roth: Okay, for PCN you’re exactly right that the government has a number of programs related to building envelopes. And the sheets can be manufactured now by third-parting tolling’s (ph). So, I would anticipate, we are in the commercialization process now. We have the products. We UL tested them. We know what products manufacturers tend to like. So now it’s a question of finding the right application and there are a number of government applications for this. We think that is exactly the right place to go for energy savings.

Ezra Bernz: And really what it comes down to the bottom line is profits. What’s your profitability on PCM versus continuing with diesel profits?

Edward G. (Gary) Roth: They will have to be equal to or better than diesel profits, right or Dynamic Fuels would make diesel not PCM. So we would think they’re consistent or better with. Now, we generally think it’s better than diesel products because of the energy savings and the long-run energy savings associated with PCM. You install it once and it saves you forever. So, the economics are comparable or better than diesel.

Ezra Bernz: And one final question, sorry to keep asking questions. This PCM is from an HDO product not necessarily a final diesel product. If you’re still continuing to have problems with the plant running at a 100% would there be a better profit or an easier way to make this HDO middle product that would turn into PCM? Would that save energy and time and make it easier on the plant if you went with that—with PCM?

Edward G. (Gary) Roth: In the plant, the more problematic area is HDO production. Once HDO is produced, it is a very clean hydrocarbon. We have removed all the contaminants at that point, so the HI unit is actually the easiest unit to run in the plant because it’s processing extremely pure hydrocarbons at that point. So there’s not a lot of savings associated with that.

Ezra Bernz:	Thank you guys. We appreciate all your help.
Edward G. (Gary) Roth:	Thank you.

Operator: Our next question is from Scott Roberts with Edward Roberts Corporation. Go ahead.

Scott Roberts: Hello, I’d like to show my appreciation and probably lots of Investors appreciation that this maybe the most informative conference call that we’ve had from you guys in years. My question is maybe an opinionated question, but the government has been talking about taking away some of the oil companies’ subsidies, and you had talked about some of the grants and not being funded. Now, if they take some of these subsidies away from the oil companies, you know, have you heard, or has—do you have an opinion on maybe they will be allowed to say give you this $1.00 subsidy for two years or if three years or maybe even fund some of these grants that you say weren’t funded. Do you have an opinion on that or have you heard anything about that?

Edward G. (Gary) Roth: We don’t hear any linkage between the two. You know, obviously we’re a little small Company. We don’t get into the political rhetoric. What we do look at is when we invest our engineering technical time, do our programs funded, are they sustainable, and are they commercial? We’ve generally been through the R&D phase, although we learn every day in the plant, but what we search for are commercial and longer-term commercial opportunities which is, once again, we make a great marine diesel, it’s a product the Navy loves, it’s dropped in, it can be supported by financial instruments on soy and RINs, that’s an area of focus. Versus, a 510 million unfunded grant which has a three body collusion between three government agencies requiring a $10 million investment and 20 other bidders. So it’s risk management of what do we think we can reasonably close that would support Dynamic Fuels.

Scott Roberts: All right, thank you.

Operator: Our next question is a follow-up from Jack Bean, Investor go ahead.

Jack Bean: Gary as a follow-up, and thanks for taking this call, if you—it seems like Syntroleum meets the drop-in and the ability for the Navy contract as far as the efficacy of the product. So I guess the remaining question is the price-point. When the commercial document comes out, could that price- point that the Navy puts on that document, because obviously the renewable product’s going to be more expensive than the standard diesel that the Navy is currently purchasing. Will they be able to put out say a higher cost for per gallon to where the Dynamic Fuels’ product, because we know it will be a portion higher than the general cost out there for a general industry fuel. Will it have a price variance that will enable the Dynamic Fuels’ product to be eligible for purchase by the Navy in the DOD?

Edward G. (Gary) Roth: Thanks for the question. So in all diesel sales for us at Dynamic Fuels, we basically have a commercial component, that’s the price for diesel every day, and we have a regulatory component where that’s the dollar or the RIN. So what we would anticipate in government contracts that they would be consistent with commercial contracts that those contracts you would bid a market price for the product and then the regulatory components—the dollar and the RIN—would remain. So we can be quite competitive. We can be actually very competitive on a marine diesel spec—a very tight marine diesel spec, F76 NATO spec, those kind of specifications in competing with petroleum products. But the government portion of the revenue side would need to remain in place—the dollar and the RIN. So we can compete head-to-head on petroleum, especially on specification, as long as the existing regulatory framework remains around military sales as related to domestic and commercial sales.

Jack Bean: Okay, thank you. Appreciate that.

Operator: Our next question is a follow-up from Brian Hatch, Retail. Go ahead.

Brian Hatch: Thank you. Earlier you mentioned in answer to a question that you see the recycle pump in October, I think you said, and you would not install it until the regular shutdown. Roughly when would that maintenance shutdown occur?

Edward G. (Gary) Roth: Well I wish I could predict exactly when it would occur, but there would—there is no requirement to shut down or the solvent recycle pump in addition to a turnaround. We would run them and we could—we anticipate we can have that pump installed and it would not add—would add minimal, if any, additional time to the turnaround.

Brian Hatch: But that you were going to delay until the regular maintenance, is that what I heard earlier?

Edward G. (Gary) Roth: We would anticipate installation of the new solvent recycle pump run concurrent with a normal turnaround, exactly when that’s going to occur I can’t tell you.

Brian Hatch: Okay, so not scheduled well in advance. It’s based on need at the time?

Edward G. (Gary) Roth:	That’s correct. Yes sir.
Brian Hatch:	Thank you.

Operator: The next question is from Luis Navarro. Go ahead please.

Luis Navarro: Can I have one last comment in the form of a forward-looking statement from an Investor? And I’ve been following the rhetoric somewhat coming out of Washington and I believe the—I believe in the retraction of the petroleum subsidy that they’ve been receiving for a number of decades, to create the revenue necessary to provide our emerging industry with the sustainability of the RIN and the dollar credit for ten years out come 2015 or so, because I believe a lot of the banks are ready for the next big industry that’s sustainable, that’s good for the—that has great economics in the long-term which I believe Syntroleum carries in its patented technology. So I hope you—well in the form of a forward-looking statement I believe that will happen. I hope you guys get that. For ten years out and instead of this one-year by one-year and maybe next year, maybe not, and have government pass the bill and give you guys 10 years at least. That’s my forward-looking statement. Thank you.

Edward G. (Gary) Roth: Thank you. We would agree. Stability would work a long way.

Operator: This concludes our question-and-answer session. I would like to turn the conference back over to Ms. Karen Power for any closing remarks.

Karen Power: On behalf of the management and the Board of Directors, we would like to thank you for your interest in Syntroleum today and your attendance. Thank you very much.

Operator: The conference is now concluded. Thank you for attending today’s presentation. Please disconnect your lines.